Exhibit 10.1
December 14, 2010
CONFIDENTIAL
Mr. Gary R. Maharaj
8872 Cove Pointe Road
Eden Prairie, MN 55347
Dear Gary:
I am pleased to confirm our offer for you to join SurModics, Inc. (“SurModics,” or the “Company”) as its President and Chief Executive Officer. The terms of your employment are as follows:
1. Position and Duties.
     a. Position. Your title will be President and Chief Executive Officer, reporting to SurModics’ Board of Directors (the “Board”). In addition, the Board will appoint you as a member of the Board of Directors effective as of your first day of employment with the Company. Your employment with the Company will begin on December 27, 2010.
     b. Performance of Duties and Responsibilities. You will serve the Company faithfully and to the best of your ability, devoting your full working time, attention, and efforts to the business of the Company, excluding any periods of authorized vacation, sick or disability or other leave to which you are entitled. During your term of employment with the Company it will not be a violation of the foregoing commitment to the Company to fulfill any post-employment assistance obligations to your prior employer, as such obligations are referenced in the Conflict of Interest Disclosure Statement delivered pursuant to the Non-Competition, Invention, Non-Disclosure Agreement referenced in Section 8 of this offer letter. You will perform such duties and responsibilities of an executive nature or a similar nature as the Board may reasonably assign to you from time to time. You agree that you will be subject to all Company policies applicable to executive officers (as they may be amended from time to time by SurModics), SurModics’ employee handbook (the “Employee Handbook”), SurModics’ Code of Ethics and Business Conduct, and other policies in effect for salaried employees of SurModics, except as otherwise stated herein; provided that, in the event that the Employee Handbook, Code of Ethics and Business Conduct, or any of such other polices applicable to executive or salaried employees of SurModics conflict with the provisions of this offer letter, the provisions of this offer letter will govern.
2. Cash Compensation.
     a. Base Salary. Your annual base salary (“Base Salary”) will be $425,000, subject to all required taxes and withholdings. Your Base Salary will be payable on a semi-monthly

Mr. Gary R. Maharaj
December 14, 2010

basis according to SurModics’ regular payroll practices. The Base Salary shall be subject to annual review and possible adjustment by the Board, in its sole discretion.
     b. Short Term Incentive Plan. You will be a participant in the Company’s annual incentive plan (the “Plan”), subject to the Plan’s terms and conditions. Awards under the Plan are based on achievement of corporate and business objectives as approved by the Board’s Organization and Compensation Committee. You will have the potential to earn a target payout of 50% of your Base Salary. The payout amounts range from 0% to 150%. For the Company’s fiscal year 2011, your incentive payout, if any, will be prorated based on the number of days that you are employed by the Company during such fiscal year. In the event of a conflict between the provisions of the Plan and the provisions of this offer letter, the provisions of this offer letter shall govern.
3. Equity Awards.
     a. Stock Options. You will be granted a 7-year non-qualified stock option to purchase shares of the Company’s common stock having a value of $325,000 (as determined using the Black-Scholes valuation methodology). The options will be granted on your first day of employment with the Company (the “Grant Date”) and will have an exercise price equal to the fair market value of the Company’s common stock on the Grant Date. The options will vest 25% per year beginning on the first anniversary of the Grant Date provided that you remain an employee of the Company at that time. Subject to the provisions of this offer letter and the Severance Agreement, the options will be granted in accordance with the SurModics 2009 Equity Incentive Plan, or any successor plan (the “Equity Plan”) and subject to the terms and conditions of a definitive Stock Option Agreement to be entered into between you and the Company, which shall be consistent with the provisions of this offer letter and the Severance Agreement.
     b. Performance Shares. You will be granted a performance share award under the Company’s fiscal 2011 officer performance share plan (the “2011 Performance Share Plan”), the target number of shares provided in such award having a value equal to $325,000 (based on the fair market value of the Company’s common stock on the date of grant). The performance share award will be granted on the Grant Date. Vesting under the 2011 Performance Share Plan will be determined over a three-year period (i.e., our fiscal years 2011 through 2013) based on the achievement of corporate financial objectives as approved by the Board’s Organization and Compensation Committee. The number of shares vesting under the plan can range from 0% to 200% of the target number of shares. The performance share award shall be pursuant to SurModics’ Equity Plan and subject to the terms and conditions of a definitive Performance Share Award Agreement to be entered into between you and SurModics, which shall be consistent with the provisions of this offer letter and the Severance Agreement.
     c. Initial Restricted Stock Grant. In addition to the equity awards noted above, SurModics will grant you additional restricted shares of the Company’s common stock with a value equal to $250,000 (based on the fair market value of the Company’s common stock on the Grant Date). The restricted stock award will be granted on the Grant Date. The shares will vest (i.e. the restrictions will lapse) as follows: one-half (1/2) of the restricted shares (rounded down

Mr. Gary R. Maharaj
December 14, 2010

to the nearest full share) shall become vested on the Grant Date and the remaining restricted shares shall become vested on the first anniversary of the Grant Date provided that you remain an employee of the Company at that time. Subject to the provisions of this offer letter and the Severance Agreement, the restricted stock awards shall be pursuant to SurModics’ Equity Plan and subject to the terms and conditions of a definitive Restricted Stock Agreement to be entered into between you and SurModics, which shall be consistent with the provisions of this offer letter and the Severance Agreement.
     d. Limit on Right to Cancel. SurModics shall have the right, in accordance with the provisions of Section 13 of the Equity Plan existing on the date hereof (excluding Sections 13(a)(4) and 13(a)(7) thereof) to cancel all or a portion of the stock awards granted under this Section 3.
4. Employee Benefits. In addition to the Company plans and programs described in Sections 2 and 3 of this offer letter, you will also be eligible to participate in all other employee benefit plans and programs generally available to employees of SurModics to the extent that you meet the eligibility requirements for each such other individual plan or program. Your participation in any such other plan or program will be subject to the provisions, rules, and regulations of, or applicable to, such other plan or program, and SurModics provides no assurance as to the adoption or continuation of any such other employee benefit plan or program. In addition, if you are required to elect COBRA coverage with your prior employer in order to maintain your health benefits from the date of your separation of employment with your prior employer to the date your health benefits with SurModics begin, the Company will reimburse you for any costs actually incurred by you for any such COBRA coverage.
5. Expenses. The Company will reimburse you for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by you in the performance of your duties and responsibilities to the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.
6. Paid Time Off. You will receive four (4) weeks of paid time off (“PTO”) in addition to regular Company holidays. The accrual and usage of PTO is subject to the provisions set forth in the Employee Handbook.
7. Severance Benefits. In addition to the benefits outlined in this offer letter, the Company will provide you with the severance benefits as set forth in the Severance Agreement attached hereto as Exhibit A.
8. Non-Competition, Invention, Non-Disclosure Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Non-Competition, Invention, Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit B.
9. Absence of Employment Restrictions. You hereby represent and warrant to the Company that, to the best of your knowledge, neither the execution and delivery of this offer letter, nor the performance of the duties described herein violates or will violate the provisions of

Mr. Gary R. Maharaj
December 14, 2010

any other agreement to which you are a party or by which you are bound, or any other legal obligations you have, including any written agreements you have with any prior employer, including, but not limited to, the agreements you have listed on the Conflict of Interest Disclosure Statement delivered pursuant to the Non-Competition, Invention, Non-Disclosure Agreement referenced in Section 8 of this offer letter.
10. Employment Relationship/Severance. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, including as a result of your death or disability. Any contrary representations that may have been made to you are superseded by the terms set forth in this offer letter. The reason for and timing of your termination will determine the amount of post-termination benefits, if any, as provided in Exhibit A.
11. Liquidated Damages. In the event the Company rescinds, revokes or otherwise terminates this offer letter prior to December 27, 2010 due to no fault of your own, the Company agrees to pay you as liquidated damages an amount equal to $250,000.00, which you agree is the sole remedy available to you in this event. For the avoidance of doubt, in the event you receive the liquidated damages payment described in this paragraph, the Company is under no further legal obligation to employ you or to provide you with any further payment, benefits or relief of any kind.
12. Attorneys’ Fees. The Company agrees to reimburse you for attorneys’ fees actually incurred by you with Moss & Barnett, P.A. in connection with negotiating this offer letter and the Exhibits referenced herein up to a total of $10,000.00.
13. Miscellaneous.
     a. Tax Withholding. The Company will withhold from any amounts payable to you such federal, state and local income and employment taxes as the Company shall determine are required pursuant to any applicable law or regulation or are otherwise authorized by you in writing to be withheld.
     b. Section 409A. This offer letter and the Severance Agreement is intended to provide for severance benefits that are not deferred compensation subject to the requirements of Code Sections 409A(a)(2), (3), or (4). To the extent any severance benefits under this offer letter and the Severance Agreement are made in accordance with the offer letter or the Severance Agreement and are subject to the requirements of Code Sections 409A(a)(2), (3), or (4), this offer letter and the Severance Agreement are intended to satisfy such requirements, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     c. Governing Law. All matters relating to the interpretation, construction, application, validity, and enforcement of this offer letter will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule,

Mr. Gary R. Maharaj
December 14, 2010

whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.
     d. Jurisdiction and Venue. You and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this offer letter. Any action involving claims of a breach of the matters set forth herein must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, will be in Hennepin County, State of Minnesota.
     e. Entire Agreement. This offer letter, along with the Exhibits referenced herein or attached hereto, constitutes the entire understandings and agreements between you and the Company with regard to the subject matter hereof, including payments and benefits upon a termination of your employment or other separation from service with the Company. This offer letter, along with the Exhibits referenced herein or attached hereto, supersedes and renders null and void all prior agreements, offer letters, plans, programs or other undertakings between the parties with regard to the subject matter hereof (other than those specifically referenced herein), whether written or oral.
* * * * * * *
Gary, we hope that you will accept our offer to join the Company. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to me. The other original of the offer letter is for your files. Please, also sign the two copies of each of (a) Severance Agreement, and (b) Non-Competition, Invention, Non-Disclosure Agreement, and return one of each with the offer letter in the enclosed envelope.
Very truly yours,
SURMODICS, INC.
/s/ Robert C. Buhrmaster
Robert C. Buhrmaster
Chairman of the Board
I have read and accept this employment offer in accordance with the terms as outlined in this letter.

	/s/ Gary Maharaj	12/14/2010

Gary Maharaj	Signature	Date

Mr. Gary R. Maharaj
December 14, 2010

Enclosures
Exhibit A: Severance Agreement
Exhibit B: Non-Competition, Invention, Non-Disclosure Agreement